Exhibit 3.3

AMENDED AND RESTATED

BYLAWS

OF

TECHTARGET, INC.

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The registered office of TechTarget, Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Corporation’s amended and restated certificate of incorporation (as may be amended or restated from time to time, the “Certificate of Incorporation”).

Section 1.02. Other Offices. The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of the Corporation’s stockholders shall be held at such place either within or outside the State of Delaware (or, if applicable, by such means of remote communication), on such date, and at such time as may be determined from time to time by the Board or its designee (or the Chair of the Board, if any, in the absence of a designation by the Board). The Board may, in its sole discretion, determine that meetings of stockholders shall not be held at any place but may instead be held solely by means of remote communication as described in Section 2.08 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and for the transaction of such other business as may properly come before the meeting. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 2.03. Special Meetings. Special meetings of stockholders for any purpose or purposes (except for the filling of board vacancies and newly created directorships, which is governed by Section 3.10 of these Bylaws) may only be called in the manner set forth in the Certificate of Incorporation and may be held at such place either within or outside of the State of Delaware (or, if applicable, by such means of remote communication), on such date, and at such time as shall be stated in a notice of meeting or in a written waiver of such notice, in each case in accordance with Section 2.04. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice.

(a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place (or, if applicable, the means of remote communication), date, and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board or the chair of the meeting may adjourn the meeting to another place (or, if applicable, other means of remote communication), date, or time (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the place (or, if applicable, the means of remote communications), date, or time, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made or are provided in any other manner permitted by the DGCL. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determining the stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and a notice of the adjourned meeting shall be given to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in any written waiver of notice or any waiver by electronic transmission.

(c) Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Except as otherwise provided by the Certificate of Incorporation or these Bylaws, and subject to the DGCL, the presence, in person or by proxy, of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business; provided, however, that if a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or, if directed to be voted upon by the chair of the meeting, the stockholders, acting by the affirmative vote of a majority of the voting power of the stockholders present in person or represented by proxy, may adjourn the meeting until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.06. Voting.

(a) Unless a different or minimum vote is required by law, the Certificate of Incorporation, these Bylaws, or any law, rule or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting at which a quorum is present on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the terms of the Stockholders Agreement, dated as of December 2, 2024, by and among the Corporation, Informa PLC, and Informa US Holdings Limited (as amended from time to time, the “Stockholders Agreement”), and the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, which rights are expressly granted by the Certificate of Incorporation (including any Preferred Designation (as defined in the Certificate of Incorporation)), a nominee for director shall be elected to the Board if the nominee receives a majority of the votes cast with respect to that nominee’s election at any meeting of stockholders for the election of directors at which a quorum is present; provided, however, if as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted or acted upon after three years from its date, unless said proxy provides for a longer period.

(c) The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.06(c) or to vote in person or by proxy at any meeting of stockholders.

Section 2.07. No Action by Consent. Except as provided in the Certificate of Incorporation or the Stockholders Agreement, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in lieu of a meeting of stockholders.

Section 2.08. Remote Communication. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that:

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.09. Organization. At each meeting of stockholders, unless otherwise determined by the Board, the Chair of the Board, if any, or in the Chair’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting of stockholders, shall act as chair of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint as secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof. The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chair of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chair shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot at the meeting. The chair of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chair should so determine, such chair shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 2.10. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chair of the meeting.

Section 2.11. Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof, (C) as may be provided in any Preferred Designation, (D) pursuant to the Stockholders Agreement or (E) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.11(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.11(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal; provided, however, that the provisions of this Section 2.11(a), and the corresponding requirements of Section 2.11(c), shall not apply to (x) any nomination of persons for election to the Board or (y) any proposal of other business to be transacted by the stockholders at an annual meeting of stockholders that in either such case (1) is made by a party to the Stockholders Agreement, including any Permitted Assignee (as defined in the Stockholders Agreement), and (2) is not prohibited under the Stockholders Agreement.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 2.11(a)(i)(E), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date of the preceding year’s annual meeting date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of common stock are first publicly traded, be deemed to have occurred on June 4, 2024 for all purposes of these Bylaws); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 90 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the recess, adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) Except for any nomination pursuant to the Stockholders Agreement, a stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), including such person’s written consent to being named in the Corporation’s proxy statement and associated proxy card and materials as a nominee of the stockholder and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation, including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1) the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names), including, in the case of a nomination, the nominee, in connection with the proposal of such nomination or other business;

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates has the right to vote any shares of any security of the Corporation;

(6) any short interest of such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(7) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates that are separated or separable from the underlying shares of capital stock of the Corporation;

(8) any proportionate interest in shares of capital stock of the Corporation or derivative instruments, held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, or any of their respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(9) any performance related fees (other than an asset-based fee) that such stockholder and such beneficial owner, if any, or any of their respective affiliates or associates is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or derivative instruments, if any;

(10) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(11) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(12) any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(13) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

Such notice must also be accompanied by a representation as to whether or not such stockholder, beneficial owner and/or other person acting on its or their behalf intends to solicit proxies in support of any director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or other person acting on its or their behalf intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder, beneficial owner and/or other person acting on its or their behalf (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder, beneficial owner and/or other person acting on its or their behalf has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each of the director nominees proposed by such stockholder, beneficial owner and/or other person acting on its or their behalf shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes, as they relate to such disregarded nominee, shall be disregarded). Upon request by the Corporation, if any stockholder, beneficial owner and/or other person acting on its or their behalf provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder, beneficial owner and/or other person acting on its or their behalf shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

If requested by the Corporation, the information required under Sections 2.11(a)(iii)(C)(2), (3), and (4) shall be supplemented by such stockholder, beneficial owner and/or other person acting on its or their behalf not later than ten days after the record date for the meeting to disclose such information as of the record date.

(iv) Notwithstanding anything in the third sentence of Section 2.11(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.11(a)(ii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Nominations of persons for election to the Board at a special meeting of stockholders that is not a special meeting called by the stockholders in accordance with the Certificate of Incorporation may be made by stockholders only (i) pursuant to the Stockholders Agreement or (ii) if the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then only by any stockholder of the Corporation who is a stockholder of record at the time that the notice of meeting is given pursuant to this Section 2.11(b), is entitled to vote at the time of the special meeting, and complies with the procedures set forth in this

Section 2.11(b). Stockholders shall not be permitted to propose business to be brought before a special meeting of stockholders that is not a special meeting called by the stockholders in accordance with the Certificate of Incorporation. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to clause (ii) of the preceding sentence, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, such stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 120 days prior to the date of the special meeting nor (B) later than the later of 90 days prior to the date of the special meeting and the tenth day following the day on which public announcement of the date of the special meeting was first made. Such stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.11(a)(iii). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall the public announcement of the recess, adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. This Section 2.11(b) and the corresponding requirements of Section 2.11(c) shall not apply to any nomination of persons for election to the Board, or any removal or replacement of a member of the Board, by a stockholder that is a party to the Stockholders Agreement (including any Permitted Assignee) provided such action is not prohibited under the Stockholders Agreement.

(c) Information Requirements For Director Nominations.

(i) To be eligible to be a nominee for election as a director pursuant to Section 2.11(a)(i)(E) or clause (ii) of the first sentence of Section 2.11(b), the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.11(a)(ii) or Section 2.11(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.11(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board, any person nominated by the Board (except any such person nominated pursuant to the Stockholders Agreement) for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii) No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.11. No business proposed by a stockholder shall be conducted at a meeting of stockholders except in accordance with the procedures set forth in Section 2.03 of these Bylaws and this Section 2.11.

(iii) The chair of the meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law, if the stockholder nominating a director nominee or proposing other business, in each case pursuant to Section 2.11(a)(i)(E) or clause (ii) of the first sentence of Section 2.11(b) (or a qualified representative of such stockholder), does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. For purposes of this Section 2.11, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iv) Without limiting the foregoing provisions of this Section 2.11, a stockholder nominating a director nominee or proposing other business, in each case pursuant to Section 2.11(a)(i)(E) or clause (ii) of the first sentence of Section 2.11(b), shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.11; provided, however, that, any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.11, and compliance with this Section 2.11 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in these Bylaws).

(v) Notwithstanding anything to the contrary in these Bylaws, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.11 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

ARTICLE 3

BOARD OF DIRECTORS

Section 3.01. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided in the Certificate of Incorporation, the Stockholders Agreement, or the DGCL.

Section 3.02. Number, Election and Term of Office. Subject to the terms of the Stockholders Agreement and any Preferred Designation, the number of directors of the Corporation shall be determined from time to time solely by resolution adopted by the affirmative vote of the Whole Board. For purposes of these Bylaws, “Whole Board” shall mean the total number of authorized directors constituting the Board whether or not there exist any vacancies or other unfilled seats. Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. Subject to the terms of the Stockholders Agreement, the Board may elect a Chair of the Board, who shall be a member of the Board.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, and subject to the Certificate of Incorporation and the Stockholders Agreement, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board and, except as otherwise expressly required by law, the Certificate of Incorporation, or the Stockholders Agreement, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. To the fullest extent permitted by law, when a meeting is adjourned to another date, time, or place (or, if applicable, means of remote communication) (whether or not a quorum is present), notice need not be given of the adjourned meeting if the date, time, and place (or, if applicable, means of remote communication) thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Regular Meetings. After the place (or, if applicable, by such means of remote communication), date, and time of regular meetings of the Board shall have been determined and notice thereof shall have been once given to each member of the Board, regular meetings may be held without further notice being given.

Section 3.05. Special Meetings. Special meetings of the Board may be called by the Chair of the Board, if any, or the Chief Executive Officer and shall be called by the Chair of the Board, if any, Chief Executive Officer, President or Secretary, on the written request of three directors. Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, electronic mail, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chair of the Board, the Chief Executive Officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

Section 3.06. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any Bylaw. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The foregoing provisions of this Section 3.06 shall be subject in all respects to the requirements of the Stockholders Agreement.

Section 3.07. Action by Consent; Waiver of Notice.

(a) Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, signed consent thereto in writing or by electronic transmission, delivered to the Corporation. Following such action, the writing or writings or electronic transmission or transmissions, shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(b) A written waiver of any notice required by Article 3 of these Bylaws signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in any written waiver of notice or any waiver by electronic transmission.

Section 3.08. Meetings by Conference Communications Equipment. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board or of any committee thereof may participate in a meeting of the Board or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.09. Resignation. Any director may resign from the Board at any time by giving notice to the Board or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.10. Newly Created Directorships and Vacancies. Any vacancies on the Board resulting from death, resignation, removal or any other cause and newly created directorships resulting from any increase in the number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

Section 3.11. Removal. Any director or the entire Board may be removed from office at any time in the manner set forth in the Certificate of Incorporation.

Section 3.12. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.13. Emergency Bylaws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate of Incorporation or these bylaws, during such Emergency:

(a) Notice and Business. A meeting of the Board or a committee thereof may be called by any director, the Chair of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit. At any meeting called pursuant to this Section 3.13, the only business that may be conducted is business directly related to the Emergency.

(b) Quorum. The director or directors in attendance at a meeting called in accordance with Section 3.13(a) of these Bylaws shall constitute a quorum.

(c) Liability. No officer, director or employee acting in accordance with this Section 3.13 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 3.13 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation shall be one or more Chief Executive Officers, one or more Presidents, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.

Section 4.02. Appointment, Term of Office, and Remuneration. The principal officers of the Corporation shall be appointed by the Board in the manner determined by the Board. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board. Any vacancy in any office shall be filled in such manner as the Board shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 of these Bylaws, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board may deem necessary, each of whom shall hold office for such period as the Board may from time to time determine. The Board may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Any officer may be removed, with or without cause, at any time, by resolution adopted by the Board.

Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board (or to a principal officer if the Board has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board.

ARTICLE 5

CAPITAL STOCK

Section 5.01. Certificates for Stock; Uncertificated Shares. The shares of capital stock of the Corporation shall be uncertificated; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its shares of capital stock shall be certificated shares or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of shares of capital stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, which shall include the Chair of the Board, if any, any Chief Executive Officer, any President or Vice President, the Treasurer or Assistant Treasurer and the Secretary and Assistant Secretary. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer of Shares. Subject to the terms of the Stockholders Agreement, shares of capital stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. Subject to the terms of the Stockholders Agreement, the Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in the DGCL and the Certificate of Incorporation (including any Preferred Designation), the Board may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.04. Voting of Stock Owned by the Corporation. The Board may authorize any person, on behalf of the Corporation, and the Chief Executive Officer shall have the authority, to attend, vote at and grant proxies to be used at any meeting of stockholders or equity holders of any entity (except the Corporation) in which the Corporation may hold shares of capital stock or other interests.

Section 6.05. Amendments. These Bylaws may be amended in the manner set forth in the Certificate of Incorporation.